Exhibit	1

TRUSTEE'S DISTRIBUTION STATEMENT

To the Holders of:
Corporate Backed Trust Certificates, Federal Express Corporation Note-Backed Series 2001-37
*CUSIP:	21988G544

In accordance with the Standard Terms for Trust Agreements, U.S. Bank Trust National Association, as Trustee, submits the following cash basis statement for the period ending January 1, 2007.

INTEREST ACCOUNT ----------------

Balance as of	July 1, 2006.....	$0.00
Scheduled Income received on securities.....		$391,400.00
Unscheduled Income received on securities.....		$0.00

LESS:
Distribution to the Holders.....		-$391,375.00
istribution to Depositor.....		-$0.00
Distribution to Trustee.....		-$25.00
Balance as of	January 1, 2007.....	$0.00

PRINCIPAL ACCOUNT -----------------

Balance as of	July 1, 2006.....	$0.00
Scheduled Principal received on securities.....		$0.00

LESS:
Distribution to Holders.....		-$0.00
Balance as of	January 1, 2007.....	$0.00

UNDERLYING SECURITIES HELD AS OF	January 1, 2007

Principal Amount ---------	Title of Security -----------------
$10,300,000	Federal Express Corporation 7.60% Notes due July 1, 2097
*CUSIP: 313309AP1

U.S. Bank Trust National Association, as Trustee

*The Trustee shall not be held responsible for the selection or use of the CUSIP numbers nor is any representation made as to its correctness. It is included solely for the convenience of the Holders.